Personal & Confidential June 25, 2018
Emilio Braghi

Dear Emilio:

I am pleased to confirm your promotion to SVP President Novelis Europe. The terms and conditions of your assignment will remain the same with this promotion as follows:
Proposed Position: Proposed Band and AIP %: Promotion Effective Date: You will report to:
Home Country:
Host Country:

SVP President Novelis Europe Job Band Executive A, AIP 65% July 1, 2018
Chief Executive Officer, Novelis Corporate HQ Italy
Switzerland

1.Salary
This position will be administered at a job band Executive A. Your annual salary will remain at 320,500 Euros. Your next salary review will be January 2019.
2.Annual Incentive Plan
In addition to base salary, this position also includes participation in the Novelis 2019 Annual Incentive Plan. Effective July 1, 2018, the target payout opportunity for your position will be 65% of your annualized base salary, will be pro-rated based on your start date in your position, and may be subject to your continued employment through the end of the fiscal year. The performance criteria for this plan will be in accordance with fiscal year 2019 performance metrics, weightings and goals approved by the Board of Directors. Depending on actual performance results, your actual bonus for fiscal year 2019 could range from 0% to 200% of your target payout opportunity.
3.Benefits
Participation in your current benefits will remain unchanged.
4.Vacation Eligibility
Your vacation allotment eligibility will remain the same in your new role.
5.Long Term Incentive Plan (LTIP)
You are eligible to participate in the Long Term Incentive Plan for Novelis (LTIP). Your potential receipt of any long-term compensation award is subject to the discretion of the Company, and the amount of any award will depend on a number of factors, including your individual performance, prior awards in the current fiscal year and your continued employment on the date the award is made.

In carrying out the Company's business, employees often learn confidential or proprietary information about the Company, its customers, suppliers, or joint venture parties. Employees must maintain the confidentiality of all information so entrusted to them, except when disclosure is authorized or legally

Novelis Offer Letter

mandated. Confidential or proprietary information of the Company, and of other companies, includes any non-public information that would be harmful to the relevant company or useful or helpful to competitors if disclosed. You will find more information about the Company's expectations of Its employees in the enclosed Novelis Code of Conduct, which by signing below, you acknowledge receiving.

If you agree with the above, please sign and return a copy of this letter to Human Resources. On behalf of Novelis, Congratulations on your promotion!

Sincerely,

/s/ HR Shashikant
HR Shashikant
Chief Human Resource Officer
Novelis Inc.

Accepted: /s/ Emilio Braghi                            26/6/2018
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Emilio Braghi                                Date